UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2006 (July 10, 2006)

THE HERTZ CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
(Address of principal executive offices, including zip code)

(201) 307-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 10, 2006, Mark P. Frissora accepted an offer of employment to serve as Chief Executive Officer and director of The Hertz Corporation (“Hertz”) and Hertz Global Holdings, Inc. (“Hertz Holdings”) effective as of July 19, 2006. At that time, Craig R. Koch, currently the Chief Executive Officer and a director of Hertz and Hertz Holdings, will relinquish the title of Chief Executive Officer and will become Chairman of the Boards of Directors of Hertz and Hertz Holdings. The terms of Mr. Frissora’s employment are contained in a letter agreement between Mr. Frissora and Hertz Holdings. On July 11, 2006, The Hertz Corporation issued a press release announcing Mr. Frissora’s appointment. The press release is attached to this Form 8-K as Exhibit 99.1.

The letter agreement provides that Mr. Frissora will serve as Chief Executive Officer and a director of Hertz and Hertz Holdings, effective as of July 19, 2006, and, after January 1, 2007, Chairman of the Board. Mr. Frissora will have a base salary no less than $950,000 per year and an annual bonus opportunity of 100% of his base salary. For 2006, Mr. Frissora’s bonus will be no less than the target bonus amount. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., he will receive a cash payment of $4,000,000, payable in two equal installments, 50% on December 31, 2006 and 50% on December 31, 2007 (the “replacement award”). Mr. Frissora will also be entitled to receive the benefits and perquisites Hertz Holdings provides to its senior executives and, in the event of a change in control, will be entitled to a gross-up for any golden parachute taxes.

If Mr. Frissora’s employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by the Hertz Holdings without Cause or by Mr. Frissora for Good Reason (each a defined list of acts of misconduct set forth in the letter agreement), Mr. Frissora is entitled to severance if he executes a release of claims against Hertz Holdings and any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora’s employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora’s employment for any reason, he will be subject to non-compete and non-solicitation provisions for two years following the termination.

Under the letter agreement, Mr. Frissora has agreed to invest $6,000,000 in common stock of Hertz Holdings at a price of $5.68 per share. If at the time of his purchase the Compensation Committee determines that the fair market value of the common stock of Hertz Holdings is higher than $5.68 per share, Hertz Holdings will make a payment to Mr. Frissora in respect of the related tax liability equal to 80% of the increase in fair market value times the number of shares. The letter agreement provides that Mr. Frissora’s shares cannot be sold until the earlier of (i) the fifth anniversary of their purchase or grant, (ii) the Initial Investors (as defined in the Hertz Global Holdings, Inc. Stock Incentive Plan) have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora’s employment by Hertz Holdings without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora’s initial shares on the last to occur of an initial public offering or the second anniversary of the commencement of Mr. Frissora’s employment. Mr. Frissora’s shares will be subject to the same repurchase rights upon termination of his employment as are generally applicable to shares under the Hertz Global Holdings, Inc. Stock Incentive Plan.

Mr. Frissora will also be awarded non-qualified stock options under the Hertz Global Holdings, Inc. Stock Incentive Plan. 200,000 of the options will be granted upon Mr. Frissora’s purchase of shares and will have an exercise price equal to the Compensation Committee’s most recent determination of the market value of the common stock of Hertz Holdings. Mr. Frissora will also be granted options upon his commencement of employment: 500,000 options (subject to adjustment in certain circumstances) that will have an exercise price equal to the Compensation Committee’s most recent determination of the market value of the common stock of Hertz Holdings, 400,000 options that will have an exercise price of $10.68 per share and 400,000 options that will have an exercise price of $15.68 per share. All of Mr. Frissora’s options will vest 20% per year on the first five anniversaries of the date of commencement of his employment and will have a ten year term.

If Mr. Frissora’s employment is terminated without Cause or for Good Reason, a pro rata portion of his unvested options that would have vested on the next anniversary of his employment commencement date will vest. If his employment is terminated for any other reason, Mr. Frissora’s unvested options will be cancelled. If Mr. Frissora’s employment is terminated for Cause, his vested options will be cancelled. If his employment is terminated due to his death or disability, Mr. Frissora’s vested options will remain exercisable for six months following his date of termination. If his employment is terminated without Cause or for Good Reason, Mr. Frissora’s vested options will remain exercisable for 90 days after his date of termination. If Mr. Frissora terminates his employment without Good Reason, his vested options may be exercised for a period of not less than 60 days after his termination of employment. In the event of a change in control, all of Mr. Frissora’s unvested options will vest.

Under the letter agreement, Mr. Frissora and Hertz Holdings will enter into an employment agreement embodying the terms of the letter agreement.

Prior to joining Hertz and Hertz Holdings, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco Inc. from April 1999 to July 2006. He also served as the Chairman of Tenneco Inc. from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco Inc.’s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its Compensation Committee, and FMC Corporation, where he serves on its Audit Committee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Document
99.1	Press Release by Hertz Global Holdings Inc., dated July 11, 2006, announcing the appointment of Mark P. Frissora as Chief Executive Officer, effective July 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

By:	/s/ Paul J. Siracusa
Name:	Paul J. Siracusa
Title:	Executive Vice President and Chief Financial Officer

Date: July 14, 2006